Foundation Building Materials Closes Transaction with American Securities

Santa Ana, CA and New York, NY – January 29, 2021 – Foundation Building Materials, Inc. (“FBM” or the “Company”), one of the largest specialty building product distributors of wallboard, suspended ceiling systems, metal framing, and complementary and other products in North America, and American Securities LLC, a leading U.S. private equity firm, announced today the closing of American Securities’ acquisition of FBM.

“Under private ownership, FBM will have greater flexibility to intensify its focus on serving customers across the U.S. and Canada,” said Ruben Mendoza, President and CEO of FBM.

“We have long admired FBM’s talented team members and its track record of market leadership and growth,” said Kevin Penn, a Managing Director of American Securities. “We are excited to work alongside management to help the Company execute its strategic plan and continue delivering high-quality products and service to its customers.”

About Foundation Building Materials
Foundation Building Materials, Inc. is a specialty building products distributor of wallboard, suspended ceiling systems, metal framing, and complementary and other products throughout North America. Based in Santa Ana, California, the Company employs more than 3,300 employees and operates more than 170 branches across the United States and Canada. Learn more at www.fbmsales.com or follow us on LinkedIn, Twitter, Instagram, or Facebook.

About American Securities
Based in New York with an office in Shanghai, American Securities is a leading U.S. private equity firm that invests in market-leading North American companies with annual revenues generally ranging from $200 million to $2.0 billion and/or $50 million to $250 million of EBITDA. American Securities and its affiliates have approximately $23 billion under management. For more information, visit www.american-securities.com.

FBM Contact Information
Investor Relations:
Foundations Building Materials, Inc.
Investors@fbmsales.com
657-900-3200

Media Relations:
Abernathy MacGregor
Jeremy Jacobs
212-371-5999

American Securities Contact Information
Amy Harsch
aharsch@american-securities.com
212-476-8071